Exhibit 99.1

Press Release

Federated Investors, Inc. and Putnam Investments Announce Transaction to Benefit Money Market Fund Shareholders

•	Institutional Putnam Prime Money Market Fund clients to become Federated Prime Obligations Fund shareholders

•	Clients of $12.3 billion Putnam Prime Money Market Fund (institutional) will receive $1-per-share for $1-per-share of $22 billion Federated Prime Obligations Fund, an AAAm-rated fund

•	Federated’s total money market mutual fund assets as of Sept. 22 were approximately $248 billion, up from $242 billion on Sept. 15

(PITTSBURGH, Pa., September 24, 2008) — Federated Investors, Inc. (NYSE: FII) and Putnam Investments today announced that the Putnam Prime Money Market Fund will liquidate after 5 p.m. today with shareholders receiving shares of Federated Prime Obligations Fund on a $1-per-share for $1-per-share basis. The Putnam Prime Money Market Fund will invest its assets in the Federated Prime Obligations Fund in an in-kind purchase transaction. The action follows Putnam’s Sept. 18, 2008 announcement that the Board of Trustees of the Putnam Funds, in response to market conditions, had voted to close the institutional Putnam Prime Money Market Fund, effective 5:00 p.m. on Sept. 17, 2008 and to liquidate the fund.

Federated Prime Obligations Fund is an AAAm-rated fund with $22.1 billion in assets as of Sept. 22, 2008. It is designed for use by fiduciaries and other institutional investors who have rigorous requirements for safety and daily liquidity at par.

“We believe this transaction with Federated is very beneficial to the shareholders of the Putnam Prime Money Market Fund,” said Robert L. Reynolds, Putnam president and chief executive officer. “First, we wanted to be fair and equitable to all shareholders, which is why we closed the fund. Second, in liquidation, we were looking for the best solution possible. The transaction with Federated accomplishes this objective.”

Contacts:

FII MEDIA	FII MEDIA	FII ANALYSTS	PUTNAM
Meghan McAndrew	J.T. Tuskan	Ray Hanley	Nancy Fisher
(412) 288-8103	(412) 288-7895	(412) 288-1920	(617) 760-1608
mmcandrew@federatedinv.com	jtuskan@federatedinv.com	rhanley@federatedinv.com	Nancy_fisher@putnam.com

Federated and Putnam Announce Transaction

Sept. 24, 2008

Federated’s money market portfolio managers have thoroughly reviewed the securities in the $12.3 billion Putnam Prime Money Market Fund. Each security accepted in this in-kind transaction meets Federated’s rigorous credit requirements. Federated, through its proprietary credit review process, examined each security in terms of capital structure, liquidity structure, management structure and other key factors before accepting these securities.

“Federated welcomes this opportunity to provide the shareholders of the Putnam institutional money market fund with a high-quality option for their institutional cash needs. We believe that this transaction offers significant benefits for the shareholders of Federated Prime Obligations Fund,” said Deborah Cunningham, chief investment officer for Federated’s taxable money markets. “Preserving capital, providing liquidity and competitive yields for clients has been a fundamental strength of our cash management business for more than 30 years. The transaction further reinforces our position as an industry leader.”

Potential benefits of the transaction for Putnam shareholders include being part of a large money market fund complex with broad diversification in terms of clients and securities. Potential benefits of the transaction for Federated shareholders include owning a larger money market fund with a more diversified high-quality portfolio and greater diversification of shareholders.

Putnam Prime Money Market Fund’s liquidation plan will provide its shareholders with a like amount of Federated Prime Obligations Fund shares on a $1-per-share for $1-per-share basis. Shareholders of Putnam Prime Money Market Fund will be entitled to dividends through Sept. 24, 2008. The accumulated, but unpaid, dividends will be paid on Sept. 25, 2008 by Putnam. Such shareholders will be entitled to dividends from Federated Prime Obligations Fund beginning Sept. 25, 2008.

With recent actions taken by the U.S. Treasury and the Federal Reserve Board designed to help stabilize the financial markets and promote liquidity, market conditions have improved for money market funds. Of note for shareholders of Federated Prime Obligations Fund on Sept. 19, 2008, the fund would expect to participate in the insurance program announced by the U.S. Treasury when it becomes available.

Putnam Investments was founded in 1937 and is one of the nation’s oldest and largest money management firms. As of August 31, 2008, Putnam manages $163 billion in assets, of which $96 billion is for mutual fund investors and $67 billion is for institutional accounts. Putnam has offices in Boston, London and Tokyo. For more information, go to www.putnam.com.

Federated Investors, Inc. is one of the largest investment managers in the United States, managing $333.5 billion in assets as of June 30, 2008. With 147 mutual funds and a variety of separately managed account options, Federated provides comprehensive investment management to more than 5,400 institutions and intermediaries including corporations, government entities, insurance companies,

Federated and Putnam Announce Transaction

Sept. 24, 2008

foundations and endowments, banks and broker/dealers. For more information, visit

FederatedInvestors.com.

###

Certain statements in this press release, such as those related to the structure and timing of the transaction constitute forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the company, or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Other risks and uncertainties include the possibility that the structure and timing of the transaction may change, as well as the risk factors discussed in the company’s annual and quarterly reports as filed with the Securities and Exchange Commission. As a result, no assurance can be given as to future results, levels of activity, performance or achievements, and neither the company nor any other person assumes responsibility for the accuracy and completeness of such statements in the future.

Past performance is no guarantee of future results.

An investment in money market funds is neither insured nor guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Although money market funds seek to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in these funds.

For more complete information, visit FederatedInvestors.com call 1-800-341-7400 for prospectuses. You should consider the fund’s investment objectives, risks, charges, and expenses carefully before you invest. Information about these and other important subjects is in the fund’s prospectus, which you should read carefully before investing.

Federated Securities Corp. is distributor of the Federated funds.